Investor Relations inquiries:	Media inquiries:
Debbie Laudermilk Director of Investor Relations 512.821.4102 Investor.relations@golfsmith.com	Andy Craig Fair Share Consulting, Inc 512.794.5906 Andy@fairshareconsulting.com

Golfsmith Reports Fiscal 2006 Fourth Quarter, Full-Year Financial Results

AUSTIN, March 13, 2007 — Golfsmith International Holdings, Inc. (NASDAQ: GOLF) today reported fourth quarter and full-year financial results for fiscal 2006, which ended December 30, 2006.

For the fourth quarter 2006, Golfsmith reported net revenues of $75.0 million compared with $71.8 million in the fourth quarter of fiscal 2005. The increase of 4.5 percent was due to sales from 10 stores opened in fiscal 2006 and a 1.2 percent increase in net revenues from its direct-to-consumer channel that was partially offset by a decrease in sales in existing stores.

Comparable store sales were negative 5.5 percent compared with a positive 13.5 percent for the same period a year ago. Comparable store sales were impacted by increased competition in certain markets and a decline in sales in the clubmaking industry. Additionally, we believe that consumers delayed metal wood purchases in the fourth quarter in anticipation of major manufacturer’s products that are debuting in the first half of 2007.

The company reported an operating loss of $0.6 million compared with operating income of $0.7 million for the same period of fiscal 2005. These results were affected by a larger proportion of sales in lower-margin categories, such as golf clubs and electronic accessories; and increased selling, general and administrative expenses associated with 10 store openings since the fourth quarter of 2005.

The company also reported a net loss of $1.6 million, or a loss per diluted share of $0.10 based on 15.7 million fully diluted weighted average shares outstanding. This compares with a net loss of $2.3 million, or a loss per diluted share of $0.23 based on 9.8 million fully diluted weighted average shares outstanding, in the three months ended December 31, 2005.

“In the fourth quarter and full year of fiscal 2006, we delivered on several of our strategic initiatives, such as growing the golf club category, expanding our presence in tennis, strengthening our apparel business and distinguishing ourselves through our Guest First program,” said Jim Thompson, chief executive officer and president of Golfsmith. “We executed our strategy in light of increasingly challenging market conditions.”

For fiscal year 2006, Golfsmith reported net revenues of $357.9 million compared with $323.8 million for fiscal 2005. The increase of 10.5 percent was due to sales from 10 stores opened in the fiscal 2006, a 2.7 percent increase in net revenues from its direct-to-consumer channel and an increase in sales in existing stores.

Comparable store sales increased 2.0 percent compared with 2.6 percent in the same period a year ago primarily due to increased sales of golf clubs, apparel, electronics and tennis products. Growth in these categories in the first half of the year were partially offset by slower growth rates in the second half of the year and the continued decline of clubmaking.

The company reported operating income of $11.6 million in fiscal 2006 compared with operating income of $14.7 million in fiscal 2005. These results were affected by a larger proportion of sales in lower margin categories, such as golf clubs and electronics; aggressive shipping promotions; increased selling, general and administrative expenses associated with 10 store openings; and a decline in sales in the clubmaking industry. Furthermore, operating results were impacted by a $3.0 million fee paid to terminate a management consulting agreement with First Atlantic Capital, Ltd., and a $0.6 million non-cash stock compensation expense.

The company also reported a net loss of $7.0 million, or loss per diluted share of $0.54, compared with net income of $3.0 million, or earnings per diluted share of $0.30 for fiscal 2005. The 2006 full-year results included net charges of $15.1 million related to charges incurred at the time of the company’s initial public offering on June 15, 2006. These charges included $12.8 million for the extinguishment of the company’s long-term debt that was retired with the proceeds raised in the IPO.

Excluding these charges, pro forma results for the year were net income of $8.1 million and pro forma earnings per share of $0.61 compared with 2005 net income of $3.0 million and $0.30 of earnings per share. Pro forma per share results were based on 13.3 million fully diluted weighted average shares outstanding at December 30, 2006.

Fiscal 2007 Outlook
The company’s long-term strategy is to increase revenues through opening new stores, increasing sales in existing stores and growing the direct-to-consumer channel. Additionally, Golfsmith expects to deliver operating income increases, albeit at a slower growth rate than revenues due to heightened competition and a shifting product mix.

For the first quarter of fiscal year 2007, the company anticipates net revenues to range from $77 million to $79 million, and comparable store sales of between negative 7 percent and negative 6 percent. The diluted loss per share is expected to be between $0.22 and $0.20 based on fully diluted weighted average shares outstanding of 15.7 million.

For the full year of fiscal 2007, the company expects net revenues to range from $417 million to $430 million, and comparable store sales of 1.5 percent to 3.0 percent. The diluted earnings per share are expected to be between $0.69 and $0.79 based on fully diluted weighted average shares outstanding of 16.2 million. The company plans to open 12-14 stores, the majority of which will be in the first six months of the year.

About Golfsmith
Golfsmith International Holdings, Inc. (NASDAQ: GOLF), is a 40-year-old specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its guests the convenience of shopping in its 65 stores across the United States, through its Internet site and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language
Certain statements made in this news release are forward looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, those discussed in our Form 10-Q, filed August 15, 2006 and our Registration Statement on Form S-1, filed on June 15, 2006 under the caption “Risk Factors.”

Non-GAAP Financial Measurements
Golfsmith provides a non-GAAP measure of net income (loss) and net income (loss) per share in its earnings release. The presentation is intended to be a supplemental measure of performance and excludes: (i) charges related to the extinguishment of the company’s long-term debt; (ii) expenses related to the termination of a management consulting agreement; (iii) expenses related to the initial recognition of stock-based compensation in the second fiscal quarter ended July 1, 2006 for the modification of existing stock options to accelerate a portion of the respective grant’s vesting provisions and new stock option grants issued; and (iv) derivative income associated with the initial public offering. Golfsmith believes that excluding these items from the reported net loss represents a better basis for the comparison of its current results to past, present, and future operating results, and a better means to highlight the results of core ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. The non-GAAP financial measures included in the press release have been reconciled to the corresponding GAAP financial measures as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

Golfsmith International Holdings, Inc.
Consolidated Balance Sheets
	December 30, 2006	December 31,
	(Unaudited)	2005
ASSETS
Current assets:
Cash and cash equivalents	$1,801,631	$4,207,497
Receivables, net of allowances of $158,638 at December 30, 2006
and $146,964 at December 31, 2005	1,387,786	1,646,454
Inventories	80,697,443	71,472,061
Prepaid expenses and other current assets	9,938,863	6,638,109

Total current assets	93,825,723	83,964,121
Property and equipment:
Land and buildings	21,433,166	21,256,771
Equipment, furniture, fixture and autos	25,181,495	19,004,608
Leasehold improvements and construction in progress	30,663,227	20,866,839

	77,277,888	61,128,218
Less: accumulated depreciation	(21,203,855)	(14,558,256)

Net property and equipment	56,074,033	46,569,962
Goodwill	42,557,370	41,634,525
Tradename	11,158,000	11,158,000
Trademarks	14,064,189	14,156,127
Customer database, net of accumulated amortization of $1,605,180 at
December 30, 2006 and $1,227,490 at December 31, 2005	1,794,025	2,171,715
Debt issuance costs, net of accumulated amortization of $65,921 at
December 30, 2006 and $3,126,103 at December 31, 2005	533,088	4,731,612
Other long-term assets	435,568	450,208

Total assets	$220,441,996	$204,836,270

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,467,424	$42,000,236
Accrued expenses and other current liabilities	17,531,310	19,163,459
Line of credit	41,533,013	—

Total current liabilities	103,531,747	61,163,695
Long-term debt	—	82,450,000
Deferred rent	6,799,142	4,095,442

Total liabilities	110,330,889	147,709,137
Total stockholders’ equity	110,111,107	57,127,133

Total liabilities and stockholders’ equity	$220,441,996	$204,836,270

Golfsmith International Holdings, Inc.
Consolidated Statements of Operations

	Fiscal Year		Three Months Ended
	December 30,		December 30,
	2006	December 31,	2006	December 31,
	(Unaudited)	2005	(Unaudited)	2005

Net revenues	$357,890,195	$323,794,255	$74,961,509	$71,821,251
Cost of products sold	232,073,044	208,044,286	49,019,416	46,549,587

Gross profit	125,817,151	115,749,939	25,942,093	25,271,664
Selling, general and administrative	112,456,208	99,310,158	26,206,960	24,506,924
Store pre-opening expenses	1,799,836	1,764,685	379,953	22,296

Total operating expenses	114,256,044	101,074,843	26,586,913	24,529,220

Operating income (loss)	11,561,107	14,675,096	(644,820)	742,444
Interest expense	(7,669,944)	(11,744,232)	(1,020,215)	(3,055,502)
Interest income	434,042	73,263	1,023	6,585
Other income	1,782,829	469,841	264,680	404,072
Other expense	(164,237)	(116,331)	(19,148)	(28,613)
Loss on debt extinguishment	(12,775,270)	–	–	–

Income (loss) before income taxes	(6,831,473)	3,357,637	(1,418,480)	(1,931,014)
Income tax expense	(186,725)	(400,003)	(155,609)	(324,022)

Net income (loss)	$(7,018,198)	$2,957,634	$(1,574,089)	$(2,255,036)

Net income (loss) per share:
Basic	$(0.54)	$0.30	$(0.10)	$(0.23)
Diluted	$(0.54)	$0.30	$(0.10)	$(0.23)
Weighted average number of shares outstanding:
Basic	13,037,024	9,803,712	15,720,743	9,803,712
Diluted	13,037,024	9,943,684	15,720,743	9,803,712

Twelve Months Ended December 30, 2006 Reconciliation
Pro forma Net Income and Pro forma Earnings Per Share Reconciliation

Twelve Months Ended
December 30, 2006
Net loss as reported	$(7,018,198)

Non-GAAP adjustments:
Stock-based compensation	438,304
Loss on debt extinguishment	12,775,270
Management fee termination expense	3,000,000
Derivative income	(1,091,141)

Adjusted net income	$8,104,235

Weighted Average number of shares outstanding:
Basic	13,037,024
Diluted	13,305,793

Pro forma net income per share:
Basic	$0.62
Diluted	$0.61